NORTON * LIDSTONE, P.C.
                               ATTORNEYS AT LAW
                           The Quadrant, Suite 850
                               5445 DTC Parkway
                        Englewood, Colorado 80111-3053

Michael J. Norton
Herrick K. Lidstone, Jr.
Gregory C. Graf                                     Telephone:  (303) 221-5552
Richard W. Mitchell                                Facsimile:   (303) 221-5553
Kristen C. Habinak                               hklidstone@nortonlidstone.com

                                July 14, 2000

Golden Eagle International, Inc.
12401 South 450 East
Building D2, Suite A
Salt Lake City, Utah 84020

Re:  Registration Statement on Form S-8
     Registration No. 333-_______

Ladies and Gentlemen:

      In connection with the above-captioned Registration Statement (the "Registration Statement") filed by Golden Eagle International, Inc., a Colorado corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder as amended through the date hereof, I have been requested to render my opinion as to the legality of the 20,000,000 shares of the Company's common stock (the "Common Stock") which are covered by the Registration Statement and may be issued as compensation, stock bonuses, or upon the exercise of stock options (the "Securities").

      In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of (i) the Registration Statement (including all amendments thereto); (ii) the Articles of Incorporation and the By-laws of the Company, each as amended to date; and
(iii) records of certain of the Company's proceedings relating to, among other things, the issuance and sale of the Securities. In addition, I have made such other examinations of law and facts as I considered necessary in order to form a basis for the opinions hereunder expressed.

      In my examination of the aforesaid documents, I have assumed, without independent investigation, the genuineness of all signatures, the enforceability of the documents against each party thereto other than the Company, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents I have reviewed.

                                                    NORTON * LIDSTONE, P.C.
Golden Eagle International, Inc.
July 14, 2000
Page 2

      In expressing the opinions set forth herein, I have relied upon representations as to factual matters contained in certificates of officers of the Company.

      Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, I am of the opinion that the Securities have been duly authorized and when paid for, issued and delivered in accordance with the terms of the Golden Eagle International, Inc. 2000 Employee and Consultant Stock Compensation Plan, the Securities will be validly issued, fully paid and nonassessable.

      The foregoing opinions are limited to the laws of the State of Colorado. My opinion is rendered only with respect to the laws, and the rules, regulations and orders thereunder which are currently in effect.

      I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,

                                    /s/ Norton  Lidstone, PC

                                    Norton * Lidstone, P.C.